Exhibit 3.1(d)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              SENSE HOLDINGS, INC.


         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of SENSE HOLDINGS, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P99000063834, does hereby certify:

         First: That pursuant to written consent by holders of a majority of the outstanding shares of common stock of the Corporation on May 30, 2000, and by all of the Directors of the Corporation on May 30, 2000, the shareholders and Directors approved the following amendment to the Corporation's Articles of
Incorporation:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares of stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be twenty million (20,000,000) shares of common stock, having a par value of $.10 per share.

         The foregoing amendment was adopted, pursuant to the Florida Business Corporation Act, by all of the Directors of the Corporation pursuant to written consent dated May 30, 2000, and by holders of a majority of the outstanding shares of common stock of the Corporation, which shares consenting and voted represented a majority of the total issued and outstanding capital stock of the Corporation entitled to vote, pursuant to written consent dated May 30, 2000. Therefore, the number of votes cast by the shareholders of the Corporation for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of May 30, 2000.



                                                     SENSE HOLDINGS, INC.


                                                     By:  /s/ Dore Scott Perler
                                                              Dore Scott Perler
                                                              Its President